[Letterhead of Wachtell, Lipton, Rosen & Katz]

Exhibit 8.2

April 7, 2026

Green Dot Corporation
1675 N. Freedom Blvd (200 Green Dot) Building 1
Provo, Utah 84604

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Compass Sub North, Inc., a Delaware corporation, including the proxy statement/prospectus forming a part thereof, relating to the proposed transactions involving Green Dot Corporation, a Delaware corporation, CommerceOne Financial Corporation, an Alabama corporation, and affiliates of Smith Ventures LLC, an Alabama limited liability company.

We have participated in the preparation of the discussion of the Green Dot Merger (as defined in the Registration Statement) set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement.  In our opinion, such discussion of the consequences of the Green Dot Merger, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We express no opinion on (i) the tax consequences of the CommerceOne Mergers (as defined in the Registration Statement) or (ii) any issue or matter relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above with respect to the Green Dot Merger.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Wachtell, Lipton, Rosen & Katz